Exhibit 2.3

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of November 10, 2020 (the “Closing Date”), is by and among Bright Green Corporation, a Delaware corporation (the “Acquiror”), Naseeb, Inc., a New Mexico corporation (the “Company”), and Terry Rafih, the sole shareholder of the Company (the “Shareholder”).

WHEREAS, the respective Boards of Directors of the Acquiror and the Company and the Shareholder have each approved and adopted this Agreement and the transactions contemplated by this Agreement, in each case after making a determination that this Agreement and such transactions are advisable and fair to, and in the best interests of, such corporation and its stockholders; and

WHEREAS, pursuant to the transactions contemplated by this Agreement and on the terms and subject to the conditions set forth herein, the Company, in accordance with the Delaware General Corporation Law (the “DGCL”) and the New Mexico Statutes (the “NMS”), will merge with and into the Acquiror, with the Acquiror as the surviving corporation (the “Merger”).

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 252 of the DGCL and Section 53-14-7 of the NMS, the Company shall be merged with and into the Acquiror at the Effective Time (as hereinafter defined). Following the Effective Time, the separate corporate existence of the Company shall cease, and the Acquiror shall continue as the surviving corporation (the “Surviving Corporation”). The effects and consequences of the Merger shall be as set forth in this Agreement, the DGCL and the NMS.

2. Effective Time.

(a) Subject to the provisions of this Agreement, upon the closing of this Agreement (the “Closing”) the parties shall duly prepare, execute and file a certificate of merger (the “Delaware Certificate of Merger”) complying with Section 252(c) of the DGCL with the Secretary of State of the State of Delaware with respect to the Merger and articles of merger complying with Section 53-14-7 of the NMS with the Secretary of State of the State of New Mexico (the “New Mexico Articles of Merger”) with respect to the Merger. The Merger shall become effective at the time set forth on the Delaware Certificate of Merger and the New Mexico Articles of Merger (the “Effective Time”).

(b) The Merger shall have the effects set forth in the DGCL, including without limitation Section 259 of the DGCL. Without limiting the generality of the foregoing, from the Effective Time: (i) all the properties, rights, privileges, immunities, powers and franchises of the Company shall vest in the Acquiror, as the Surviving Corporation, and (ii) all debts, liabilities, obligations and duties of the Company shall become the debts, liabilities, obligations and duties of the Acquiror, as the Surviving Corporation.

(c) At the Effective Time, all Company Stock (as defined below) will no longer be outstanding and will be cancelled and retired and will cease to exist, and the Shareholder will cease to have any rights with respect thereto, except the right to receive the Surviving Corporation Common Stock in accordance with Section 5 hereof.

3. Organizational Documents. The Bylaws of the Acquiror in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided therein or by the DGCL, and the certificate of incorporation of the Acquiror in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by the DGCL.

4. Directors and Officers. The directors and officers of the Acquiror immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time and shall hold office until the earlier of their respective death, resignation or removal or their respective successors are duly elected or appointed and qualified in the manner provided for in the certificate of incorporation and Bylaws of the Surviving Corporation or as otherwise provided by the DGCL.

5. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Acquiror or the Company or the holders of shares of capital stock of the Company:

(a) the shares of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time and held by the Shareholder shall be converted into validly issued, fully paid and non-assessable shares of common stock, par value $0.0001 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”) as set forth on the Allocation Schedule (as defined below); and

(b) each share of capital stock of Acquiror issued and outstanding immediately prior to the Effective Time shall remain outstanding following the consummation of the Merger.

6. Deliveries at Closing.

(a) At the Closing, the Company and the Shareholder shall deliver to Acquiror the following:

(i) A certificate of the Secretary (or other officer) of the Company certifying that attached thereto (A) are true and complete copies of all resolutions of the board of directors and the Shareholder authorizing the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, and that such resolutions are in full force and effect, (B) is a certificate of good standing of the Company from the Secretary of State of the State of New Mexico, dated within fifteen days of the Closing Date, and (C) that attached thereto are true and complete copies of the Corporate Documents (as defined below) of the Company, including any amendments or restatements thereof, and that such governing documents are in full force and effect.

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(b) At the Closing, the Acquiror shall deliver to the Shareholder the following:

(i) A certificate for the Shareholder representing the shares of the Surviving Company Common Stock issued to the Shareholder at the Closing pursuant to the Allocation Schedule.

7. Representations and Warranties of the Company. The Shareholder and the Company, jointly and severally, represent and warrant to Acquiror that the statements contained in this Section 7 are true and correct as of the Closing Date.

(a) Organization and Authority of the Company.

(i) The Company is a corporation duly organized and validly existing under the laws of the state of New Mexico. The copies of the Certificate of Incorporation and the Bylaws of the Company (collectively, the “Company Corporate Documents”) provided to the Acquiror by the Company are complete and correct copies thereof. The Company Corporate Documents are in full force and effect, and the Company is not in violation of any provision thereof.

(ii) The Company has the requisite corporate power and authority to execute this Agreement, to perform its obligations thereunder, and to consummate the Merger, to own, operate or lease its properties and assets now owned, operated or leased by it, and to carry on its business as it has been and is currently conducted. This Agreement will be, when delivered to the other parties hereto, duly executed and delivered by the Company, and, assuming due authorization, execution and delivery by the other parties hereto, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with the terms hereto. All corporate actions taken by the Company in connection with this Agreement and the Merger will be duly authorized on or prior to the Closing.

(b) Capitalization.

(i) The Shareholder is the sole and exclusive holder of record and beneficial owners of all classes of all the shares of stock of the Company (the “Company Stock”) in the amount set forth on the Allocation Schedule attached as Exhibit A hereto (the “Allocation Schedule”). The Company Stock listed on the Allocation Schedule constitutes 100% of the total issued and outstanding capital stock and equity in the Company. All of the Company Stock has been duly authorized and validly issued, is fully-paid and non-assessable, and has been issued in compliance with all applicable laws and any preemptive rights, rights of first refusal or similar rights of any individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity (any of the foregoing, a “Person”). The Company Stock was not issued in violation of any of the Company Corporate Documents or any other agreement, arrangement or commitment to which the Company is a party. None of the Company Stock is represented by stock certificates.

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(ii) There are no outstanding or authorized subscriptions, options, warrants, calls, preemptive rights, conversion or other rights, agreements, arrangements, commitments of any character, trusts, proxies or understandings relating to the sale, issuance, registration or voting of any membership interests or other equity commitments of the Company, or of any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any equity of the Company (collectively, “Equity Commitments”). There are no outstanding agreements or commitments obligating of the Company to repurchase, redeem or otherwise acquire, or pay any dividends in respect of, any outstanding equity of the Company or to issue or authorize any Equity Commitments, and there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Company Stock or other equity of the Company.

(iii) The Company does not own, or have any interest in, any shares, ownership interest or equity in any other Person.

(c) No Conflicts; Consents

(i) The execution, delivery and performance by the Company this Agreement, and the consummation of the Merger, do not (a) contravene any provision of the Company Corporate Documents of the Company or any applicable law; (b) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from any governmental authorities in order to conduct the business of the Company (collectively, “Company Permits”) or consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, lease, sublease, license, Company Permit, franchise or other instrument or arrangement to which the Company is a party; (c) require, with respect to the Company, the consent or Company Permit of any Person (including any governmental authority) under any applicable law or agreement which has not already been obtained; or (d) result in the creation or imposition of any encumbrance on any properties (including real property) or assets of the Company.

(ii) The Company has not received any notice to the effect that, or otherwise been advised that, the Company is not in compliance with any applicable law. No consent, approval, Company Permit, order from a governmental authority, declaration or filing with, or notice to, any governmental authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the consummation of the Merger.

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(d) [RESERVED]

(e) Liabilities. The Company does not have any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, except those which have been incurred in the ordinary course of business consistent with past practice and which are not, individually or in the aggregate, material in amount.

(f) Employees. The Company does not have and never has had any employees nor does the Company have any contracts with and has never had any contracts with any independent contractors. The Officers of the Company do not nor have they ever received compensation or any other consideration for their services as Officers of the Company.

(g) Taxes.

(i) All tax returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such tax returns are, or will be, true, complete and correct in all material respects. All taxes due and owing by the Company (whether or not shown on any tax returns) have been, or will be, timely paid.

(ii) No claim has been made by any taxing authority in any jurisdiction where the Company does not file tax returns that it is, or may be, subject to tax by that jurisdiction

(iii) No extensions or waivers of statutes of limitations have been given or requested with respect to any taxes of the Company.

(h) Litigation.

(i) There is no claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity (any, an “Action”) pending or threatened (A) against or by the Company affecting any of its properties or assets (or by or against the Shareholder and relating to the Company); or (B) against or by the Company or the Shareholder that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that would reasonably be expected to give rise to any such Action.

(ii) there are no outstanding orders from any governmental authority and no unsatisfied judgments, penalties or awards against or affecting the Company or any of their properties or assets.

(iii) The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

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(i) Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

8. Representations and Warranties of the Shareholder. The Shareholder represents and warrants to Acquiror that the statements contained in this Section 8 are true and correct as of the Closing Date.

(a) Organization and Authority of the Company.

(i) The Shareholder has the individual power and capacity to enter into this Agreement and any ancillary documents to which the Shareholder is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(ii) This Agreement has been duly executed and delivered by the Shareholder, and (assuming due authorization, execution and delivery by Acquiror) this Agreement constitutes a legal, valid and binding obligation of him enforceable against him in accordance with its terms subject to any limitation under bankruptcy, insolvency or other applicable laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction. All actions taken by the Shareholder in connection with this Agreement will be duly authorized on or prior to the Closing.

(c) Accredited and Sophisticated Shareholder. The Shareholder understands that the Surviving Company Common Stock acquired by the Shareholder hereunder has not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Shareholder also understands that the Surviving Company Common Stock acquired by the Shareholder hereunder is being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the Shareholder’s representations contained in this Agreement. The Shareholder has experience in evaluating and investing in private placement transactions of securities in companies similar to Acquiror so that it is capable of evaluating the merits and risks of its investment in Acquiror and has the capacity to protect his own interests. The Shareholder represents that he is acquiring the Surviving Company Common Stock hereunder for his own accounts for investment only, and not with a view towards its distribution. The Shareholder represents that by reason of his business or financial experience, the Shareholder has the capacity to protect his own interests in connection with the transactions contemplated hereby. The Shareholder represents that he is an accredited investor within the meaning of Regulation D under the Securities Act. The Shareholder has had an opportunity to discuss the Acquiror’s business, management and financial affairs with directors, officers and management of Acquiror and has had the opportunity to review Acquiror’s operations and facilities. The Shareholder has also had the opportunity to ask questions of and receive answers from Acquiror and its management regarding the terms and conditions of this investment. The Shareholder acknowledges and agrees that the Surviving Company Common Stock acquired by the Shareholder hereunder is comprised of “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless such securities are subsequently registered under the Securities Act or an exemption from such registration is available. The Shareholder has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions.

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(d) No General Solicitation. The Shareholder has not, either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation with respect to the offer and sale of the shares of Surviving Company Common Stock, or (b) published any advertisement in connection with the offer and sale of the shares of Surviving Company Common Stock.

(e) Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Shareholder.

9. Representations and Warranties of the Acquiror. The Acquiror represents and warrants to the Company and to the Shareholder that the statements contained in this Section 8 are true and correct as of the Closing Date.

(a) Organization and Authority of the Acquiror.

(i) The Acquiror is a corporation duly organized and validly existing under the laws of the state of Delaware. The copies of the Certificate of Incorporation and the Bylaws of Acquiror (collectively, the “Acquiror Corporate Documents”) provided to the Company by the Acquiror are in full force and effect, and the Acquiror is not in violation of any provision thereof.

(ii) The Acquiror has the requisite corporate power and authority to execute this Agreement, to perform its obligations thereunder, and to consummate the Merger, to own, operate or lease its properties and assets now owned, operated or leased by it, and to carry on its business as it has been and is currently conducted. This Agreement will be, when delivered to the other parties thereto, duly executed and delivered by the Acquiror, and, assuming due authorization, execution and delivery by the other parties thereto, will constitute a legal, valid and binding obligation of the Acquiror, enforceable against the Acquiror in accordance with the terms hereto. All corporate actions taken by the Acquiror in connection with this Agreement will be duly authorized on or prior to the Closing.

(b) Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Acquiror.

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(c) No Conflicts; Consents

(i) The execution, delivery and performance by the Acquiror this Agreement, and the consummation of the Merger, do not (a) contravene any provision of the Acquiror Corporate Documents of the Acquiror or any applicable law; (b) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from any governmental authorities in order to conduct the business of the Acquiror (collectively, “Acquiror Permits”) or consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, lease, sublease, license, Acquiror Permit, franchise or other instrument or arrangement to which the Acquiror is a party; (c) require, with respect to the Acquiror, the consent or Acquiror Permit of any Person (including any governmental authority) under any applicable law or agreement which has not already been obtained; or (d) result in the creation or imposition of any encumbrance on any properties (including real property) or assets of the Acquiror.

(ii) The Acquiror has not received any notice to the effect that, or otherwise been advised that, the Acquiror is not in compliance with any applicable law. No consent, approval, Acquiror Permit, order from a governmental authority, declaration or filing with, or notice to, any governmental authority is required by or with respect to the Acquiror in connection with the execution and delivery of this Agreement and the consummation of the Merger.

10. Release by Shareholder. For and in consideration to be paid to the Shareholder pursuant to this Agreement, the Shareholder hereby fully, finally and irrevocably releases, acquits and forever discharges the Acquiror, the Company, the Surviving Corporation and their respective officers, directors, shareholders, representatives, employees, principals, agents, affiliates, parents, subsidiaries, joint ventures, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives, insurers and attorneys of any of them (collectively, the “Released Parties”) from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs, expenses, and compensation of every kind and nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, contingent or otherwise, which the Shareholder had, has, or may have had at any time in the past until and including the Effective Time against the Released Parties, or any of them, including but not limited to any claims which relate to or arise out of the Shareholder’s prior relationship with the Company or his, her or its rights or status as a shareholder, securityholder, officer, director or employee of the Company or any rights or commitments to any stock of or any other ownership interests in the Company. The Shareholder hereby represents that, solely in his capacity as a shareholder, securityholder, director, officer or employee of the Company, he does not, as of the Effective Time and after giving effect to the transactions contemplated by this Agreement, have a claim, action, cause of action or demand of any kind or character (except the right of the Shareholder to receive Surviving Corporation Common Stock pursuant to this Agreement and the transactions contemplated thereby in the amount set forth on the Allocation Schedule), nor does any other Person have a claim, action, cause of action or demand of any kind on behalf of the Shareholder, based upon any fact or circumstance, which presently exists, or may exist in the future, against the Company. Notwithstanding anything in this paragraph to the contrary, the release contained herein shall not apply to claims under this Agreement or that arise after the date of this Agreement and accrue as a result of the Shareholder’s relationship to the Acquiror as stockholders of the Acquiror.

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11. Entire Agreement. This Agreement together with the Delaware Certificate of Merger and the New Mexico Articles of Merger constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, representations and warranties, and agreements, both written and oral, with respect to such subject matter.

12. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

13. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

14. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

15. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

16. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Delaware.

18. Notice. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by facsimile or electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth below such party’s signature, or to such address, facsimile number or electronic mail address as subsequently modified by written notice given in accordance with this Section 22.

19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ACQUIROR:

Bright Green Corporation

By:
Name:	Edward Robinson
Title:	President and CEO

Address:

Bright Green Corporation
Attn: Doug Bates - CFO
9375 Tecumsch Road East
Windsor Ontario N8R 1A1
Canada

COMPANY:

Naseeb, Inc.

By:
Name:	Terry Rafih
Title:	President

SHAREHOLDER:

By:
Terry Rafih, individually.

Address:

Attn: Terry Rafih
9375 Tecumsch Road East
Windsor Ontario N8R 1A1
Canada

Signature Page to Merger Agreement

EXHIBIT A

ALLOCATION SCHEDULE

Company Shareholder	Number of Shares of Company Stock held by the Shareholder Immediately Prior to the Merger	Number of Shares of Surviving Corporation Common Stock Received by the Shareholder Pursuant to the Merger
Terry Rafih	1,000	10,000,000